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Renewal Agreement:

THIS AGREEMENT HAS BEEN UPDATED PLEASE CLICK THE LINK BELOW TO VIEW THE MOST RECENT VERSION.

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Agreement Date : 9 November 2021   Confirmation No : R-2020266

Business Centre Details

London - London Bridge

Client Details

Company Name	VERONA PHARMA PLC
Phone	+44 20 3223 4200
Email	paula.siu@veronapharma.com

Office Payment Details (exc.VAT and exc. services)

Office Number	Number of people	Price per Office
142	2	£ 2,255.00
144	6	£ 6,837.00
139	4	£ 2,759.00

Service Provision :	Start Date	1 March 2022	End Date	28 February 2023

All agreements end on the last calendar day of the month.

Terms and Conditions

We are IW Group Services (UK) Limited, please click the link below for terms and conditions.

By signing our service Agreement, you agree to authorize Colliers International Rating UK LLP, as managing representative of IW Group Services (UK) Limited, to act on your behalf in connection with all business rates matters relating to IW Group Services (UK) Ltd managed property. This includes the payment of business rates and application of reliefs (including Small Business Rate Relief). Any business rates overpayments should be refunded to the payee 'IW Group Services (UK) Ltd' with all business rates correspondence sent C/O Rate Account Management, Colliers International, 50 George Street, London, W1U 7GA.

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